Exhibit 10.2
Southwest Bancorp, Inc.
Restricted Stock Award Amendment
June 26, 2008
Southwest Bancorp, Inc. and the undersigned non-officer director hereby agree to the elimination of the provisions in previously awarded grants of restricted stock calling for acceleration of vesting upon retirement. A copy of this amendment shall be attached to each affected restricted stock award agreement.

SOUTHWEST BANCORP, INC.
By:

DIRECTOR

Signature

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